For:           Education Management LLC
Company Contact:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management LLC Announces Final Results of Tender Offer for

the Company’s Outstanding Senior Subordinated Notes

PITTSBURGH, Pennsylvania, March 29, 2010 – Education Management LLC (the “Company”), a leading provider of post-secondary education and an indirect subsidiary of Education Management Corporation (NASDAQ:  EDMC), today announced the final results of its previously announced cash tender offer for any and all of its outstanding 10 ¼% Senior Subordinated Notes due 2016 (CUSIP No. 28140JAD2) (the “Notes”) commenced on March 1, 2010.

The tender offer expired at 12:00 midnight, New York City time, on March 26, 2010 (the “Expiration Date”).  As of the Expiration Date, $21,352,000 aggregate principal amount of Notes had been validly tendered and not validly withdrawn, all of which was accepted for purchase by the Company in accordance with the terms of the tender offer.

CUSIP Number	Title of Security	Aggregate Principal Amount Outstanding Prior to Settlement	Aggregate Principal Amount Accepted for Purchase	Aggregate Principal Amount Remaining Outstanding After Settlement
28140JAD2	10 ¼% Senior Subordinated Notes due 2016	$69,032,000	$21,352,000	$47,680,000

The Company will deliver the aggregate tender offer consideration of $23,487,200, plus an aggregate of approximately $717,368 for accrued and unpaid interest, to Global Bondholder Services Corporation, the Depositary for the tender offer (the “Depositary”), on the settlement date, which the Company expects to be today.  The Depositary will promptly pay for all Notes accepted for purchase in the tender offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes.  The tender offer has been made only by, and pursuant to the terms of, the Offer to Purchase dated March 1, 2010 and the related Letter of Transmittal.  The information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal, except to the extent that the terms of the tender offer described therein have been amended by the Company’s press release dated March 15, 2010.

Goldman, Sachs & Co. is the Dealer Manager for the tender offer.  Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group).  Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 387-1500 (for all others and toll-free).

About Education Management

Education Management (http://www.edmc.com/), with over 136,000 students as of October 2009, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 97 locations in 30 U.S. states and Canada.  We offer academic programs to our students through campus-based and online instruction, or through a combination of both.

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings.  Past results of Education Management are not necessarily indicative of its future results.  Education Management does not undertake any obligation to update any forward-looking statements.